March 10, 2000

Epitope, Inc.
8505 S.W. Creekside Place
Beaverton, Oregon  97006

                Subject:     Epitope, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

               You have requested our opinion with respect to certain matters in connection with the filing by Epitope, Inc., an Oregon corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration
Statement") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 536,667 shares (the "Registered Shares") of the Company's common stock, no par value, issuable upon exercise of certain outstanding warrants.

               This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). Capitalized terms used in this Opinion Letter and not otherwise defined have the meanings specified in the Accord.

               Subject to the foregoing, it is our opinion that the Registered Shares, when issued and sold by the Company upon exercise of the warrants and receipt by the Company of payment for such shares in accordance with the terms thereof, will be legally issued, fully paid, and nonassessable.

               We consent to the use of this opinion in the Registration Statement and in any amendments thereof and to the reference to our firm under the heading "Legal Matters." As more fully set forth in the Accord, this Opinion Letter is otherwise for your sole benefit and may not be relied upon by or delivered to any other person.

                                      Very truly yours,



                                      MILLER NASH LLP